Exhibit 99.1
TIME WARNER INC. REPORTS FIRST QUARTER 2007 RESULTS
NEW YORK, May 2, 2007 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2007.
In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “Time Warner is off to a strong start this year. Our first quarter results put the Company firmly on track to meet all of our full-year financial objectives. Leading the quarter’s performance were double-digit profit increases at both AOL and Time Warner Cable. AOL continued to build momentum with its advertising-focused strategy, growing its advertising revenues 40% compared to last year’s first quarter. Clearly demonstrating the appeal of Time Warner Cable’s bundled offerings, net subscriber additions accelerated over the previous quarter in every major service category. At the same time, we’re making progress in integrating and upgrading our newly acquired cable systems.”
Mr. Parsons concluded: “We remain committed to delivering superior returns to our shareholders by driving execution, generating industry-leading operating and financial results, and allocating our capital effectively. In addition to targeting resources to key growth areas of our businesses, our $20 billion share repurchase program — which recently surpassed one billion shares of our common stock bought to date — continues to be an attractive investment at current price levels.”
Company Results
In the quarter, Revenues rose 9% over the same period in 2006 to $11.2 billion, led by growth at the Cable segment.
Adjusted Operating Income before Depreciation and Amortization climbed 19% to $3.1 billion, reflecting double-digit increases at the Cable and AOL segments as well as growth at the Networks segment. This increase was offset partly by declines at the Filmed Entertainment and Publishing segments. Operating Income was up 38% to $2.5 billion.
For the first three months, Cash Provided by Operations was $1.4 billion, and Free Cash Flow totaled $973 million (representing a 31% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of March 31, 2007, Net Debt totaled $34.0 billion, up $552 million from $33.4 billion at the end of 2006, reflecting the Company’s stock repurchase program, among other items.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.30 for the three months ended March 31, 2007, compared to $0.26 in last year’s first quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase the current and prior year quarters’ results by $0.08 and $0.06, respectively.

Stock Repurchase Program Update
From the inception of its stock repurchase program through May 1, 2007, the Company has repurchased approximately 1.0 billion shares of common stock for approximately $18.4 billion. At existing price levels, the Company expects to complete its $20 billion program by the end of this year’s second quarter.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three months ended March 31, by line of business (unaudited, in millions):

	Three Months Ended March 31,
	2007	2006
		(recast) (a)
Revenues:
AOL	$1,458	$1,957
Cable	3,851	2,385
Filmed Entertainment	2,743	2,779
Networks	2,410	2,410
Publishing	1,048	1,063
Intersegment eliminations	(326)	(356)

Total Revenues	$11,184	$10,238

Adjusted Operating Income (Loss) before Depreciation and Amortization (b):
AOL (c)	$542	$427
Cable	1,307	851
Filmed Entertainment	332	457
Networks	937	882
Publishing	84	117
Corporate (d)	(105)	(117)
Intersegment eliminations	15	8

Total Adjusted Operating Income (Loss) before Depreciation and Amortization (b)	$3,112	$2,625

Operating Income (Loss):
AOL (c)	$1,084	$265
Cable	579	452
Filmed Entertainment	243	368
Networks	860	812
Publishing	38	74
Corporate (d)	(116)	(110)
Securities litigation expenses, net (e)	(163)	(29)
Intersegment eliminations	15	8

Total Operating Income (Loss)	$2,540	$1,840

(a)	The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, amounts were recast to reflect the retrospective presentation of certain businesses that were sold or that the Company intends to sell as discontinued operations. Refer to the Notes to Consolidated Financial Statements, “Changes in Basis of Presentation.”

(b)	Adjusted Operating Income before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income included these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization.

(c)	For the three months ended March 31, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a gain of approximately $670 million related to the sale of AOL’s German Internet access business and $1 million of noncash impairments. For the three months ended March 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million gain related to the 2004 sale of Netscape Security Solutions.

(d)	For the three months ended March 31, 2007, Adjusted Operating Income before Depreciation and Amortization excluded $152 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded $50 million in legal reserves related to securities litigation, $21 million in net recoveries related to securities litigation and government investigations and a $20 million gain related to the sale of two aircraft.

(e)	Represents amounts related to securities litigation and government investigations. For segment reporting purposes in the Company’s financial statements, amounts are reflected in the results of the Corporate segment. For the three months ended March 31, 2007, $152 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations were included. For the three months ended March 31, 2006, $50 million in legal reserves related to securities litigation and $21 million in net recoveries related to securities litigation and government investigations were included.

Presented below is a discussion of Time Warner’s segments for the first quarter of 2007. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues declined 25% ($499 million) to $1.5 billion, due to a 43% decrease ($665 million) in Subscription revenues, offset in part by a 40% increase ($157 million) in Advertising revenues. The decline in Subscription revenues was due to a decrease in domestic AOL brand subscribers, which reflects in part AOL’s previously announced strategy to offer its e-mail, certain software and other products free of charge to broadband users in the U.S., as well as the sales of AOL’s Internet access businesses in the U.K., France and Germany (approximately $300 million). Advertising revenues reflected strong growth in sales of advertising on Partner Sites, as well as display and paid-search advertising on the AOL Network. In addition, Advertising revenues included a benefit of approximately $19 million related to a change in an accounting estimate resulting from more timely system data. Excluding this $19 million benefit, Advertising revenues grew 35%.
Adjusted Operating Income before Depreciation and Amortization rose 27% ($115 million) to $542 million, due primarily to reductions in marketing ($274 million) and network ($220 million) expenses as well as growth in Advertising revenues, offset partly by lower Subscription revenues and higher restructuring charges ($22 million). The prior year quarter included an $18 million benefit associated with a change in an estimate related to employee incentive compensation.
Operating Income increased from $265 million to $1.1 billion, due primarily to the pretax gain of approximately $670 million on the sale of AOL’s Internet access business in Germany, higher Adjusted Operating Income before Depreciation and Amortization as well as lower depreciation ($22 million) and amortization expenses ($15 million).
Highlights
During the first quarter, AOL had 111 million average monthly domestic unique visitors and 44 billion domestic page views, according to comScore Media Metrix, which translates into 132 average monthly page views per unique visitor.
As of March 31, 2007, the AOL service had 12.0 million U.S. access subscribers, a decline of 1.2 million from the prior quarter and 6.6 million from the year-ago quarter, reflecting subscriber losses due in part to AOL’s strategy to prioritize its advertising business.
The sale of AOL’s Internet access business in Germany was completed on February 28, 2007.
CABLE (Time Warner Cable)
Basis of Presentation
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Adelphia/Comcast Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that Time Warner Cable acquired in the Adelphia/Comcast Transactions, which served approximately 3.8 million basic video subscribers at March 31, 2007, are referred to as the “Acquired Systems.” Those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions as well as the Kansas City Pool, which together served approximately 9.6 million basic video subscribers at March 31, 2007, are referred to as the “Legacy Systems.”
For the presentation of financial information, however, “Legacy Systems” refers only to those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions and does not include the Kansas City Pool. The “Acquired Systems” has the same definition as above.
Cable Results
Revenues rose 61% ($1.5 billion) to $3.9 billion. The growth over the prior year quarter reflects the addition of the Acquired Systems ($971 million), the consolidation of the Kansas City Pool ($212 million) and 12% growth in the Legacy Systems. Subscription revenues increased 61% ($1.4 billion) to $3.7 billion, led by video revenue growth of 59% ($930 million), greater high-speed data revenues, up 57% ($326 million) and an increase in voice revenues of 97% ($130 million). This growth was driven by the addition of the Acquired Systems and the consolidation of the Kansas City Pool, as well as the continued increase in penetration of advanced digital video services, video price increases and subscriber growth in the Legacy Systems. Average monthly subscription revenue per basic video subscriber was approximately $91. Advertising revenues increased 73% ($80 million) to $189 million, due primarily to the addition of the Acquired Systems, which contributed $64 million of Advertising revenues.
Operating Income before Depreciation and Amortization climbed 54% ($456 million) to $1.3 billion, benefiting from revenue growth, offset partially by higher operating expenses, primarily video programming and employee expenses. Total programming expense increased 73% ($370 million), due primarily to the addition of the Acquired Systems ($257 million) and the consolidation of the Kansas City Pool ($50 million). The prior year quarter included a $21 million benefit due to changes in estimates related to prior period medical benefit accruals, as well as an $11 million benefit reflecting an adjustment in the amortization of certain launch support payments. Both the current and prior year periods reflected merger-related and restructuring charges of $10 million.
Operating Income grew 28% ($127 million) to $579 million, due to the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation ($269 million) and amortization ($60 million) expenses.
Highlights
As of March 31, 2007, Time Warner Cable served approximately 13.4 million basic video subscribers.
Time Warner Cable added 910,000 net revenue generating units, or RGUs, in the first quarter of 2007, including 734,000 net RGUs in the Legacy Systems.
At March 31, 2007, 6.5 million customers subscribed to two or more primary services (video, high-speed data and voice services), representing 44% of customer relationships. Triple play subscriptions totaled 1.7 million, or 12% of customer relationships, at the end of the first quarter.
Time Warner Cable added 46,000 net basic video subscribers in the first quarter. The Legacy Systems gained 66,000 net basic video subscribers in the first quarter, marking the seventh consecutive quarter of net additions and the best quarter in over five years, offset in part by a net reduction of 20,000 in the Acquired Systems.
In the first quarter, net additions of digital video subscribers were 278,000. The Legacy Systems contributed 197,000 net additions. The Acquired Systems showed continued strength in the first quarter, with 81,000 net additions. Digital video subscribers totaled 7.5 million at the end of the quarter, representing 56% penetration of basic video customers.
Residential high-speed data subscriber net additions reached 356,000 in the first quarter. Net additions in the Legacy Systems were 253,000, marking seven consecutive quarters of at least 200,000 net additions and the second best quarter in over five years. The Acquired Systems added 103,000 net residential high-speed data subscribers, more than double the previous quarter’s increase. Total residential high-speed data subscribers at the end of the quarter were 7.0 million, representing 27% of service-ready homes passed.
Digital Phone subscriber net additions were 234,000 in the first quarter. The Legacy Systems had 210,000 net additions during the first quarter, marking seven out of the past eight quarters of net additions over 200,000. Time Warner Cable continued to roll out its Digital Phone service in the Acquired Systems in the quarter, generating 24,000 net additions. At March 31, 2007, Digital Phone subscribers totaled 2.1 million, representing 12% of service-ready homes passed.
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Revenues decreased 1% ($36 million) to $2.7 billion, due primarily to difficult prior year comparisons in worldwide home video revenue, as the prior year quarter included Warner Bros.’ Harry Potter and the Goblet of Fire and New Line’s Wedding Crashers, while the current quarter included Warner Bros.’ Happy Feet, The Departed and Blood Diamond. These declines were partly offset by the strong worldwide theatrical performance of Warner Bros.’ 300 and increased license fees from worldwide television distribution.
Operating Income before Depreciation and Amortization declined 27% ($125 million) to $332 million, as increased print and advertising expenses, due mainly to the quantity and mix of titles, and the impact of lower home video revenue more than offset increased worldwide contributions from television product. In addition, the prior year quarter included a $42 million benefit associated with the sale of certain international film rights.
Operating Income decreased 34% ($125 million) to $243 million, due to a decline in Operating Income before Depreciation and Amortization.
Highlights
At the 79th Annual Academy Awards, Warner Bros.’ The Departed won four awards, the most of any film, including Best Picture, Director, Film Editing and Adapted Screenplay. Warner Bros. also earned an Oscar for Best Animated Feature for Happy Feet, while Letters from Iwo Jima was honored for Best Sound Editing. Picturehouse, New Line’s joint venture with HBO, took home three Academy Awards for Pan’s Labyrinth for Best Cinematography, Art Direction and Makeup.
Warner Home Video ranked #1 in home video sales in the U.S. for the year through March 31, 2007, garnering an industry-leading 18.4% share. Notable home video releases during the quarter included Warner Bros.’ Happy Feet, The Departed and Blood Diamond.
Through April 29, 2007, Warner Bros.’ 300 has generated worldwide box office receipts of approximately $431 million.

NETWORKS (Turner Broadcasting & HBO)
Revenues of $2.4 billion were flat compared to the prior year quarter, reflecting a 6% increase ($83 million) in Subscription revenues and a 3% increase ($6 million) in Content revenues, offset by a 12% decline ($88 million) in Advertising revenues. The increase in Subscription revenues was due mainly to higher rates and, to a lesser extent, increased subscribers at Turner and HBO. The decline in Advertising revenues was due to the cessation of The WB Network’s operations in September 2006, offset partly by a 6% increase at Turner.
Operating Income before Depreciation and Amortization climbed 6% ($55 million) to $937 million, driven by higher Subscription revenues and the absence of the prior year quarter’s losses at The WB Network ($28 million).
Operating Income increased 6% ($48 million) to $860 million, due to the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense ($7 million).
Highlights
Among advertising-supported cable networks, TNT finished the quarter ranked #1 in total day delivery of its key demographics, Adults 18-49 and Adults 25-54 and #2 in prime-time delivery of Adults 25-54 and Total Viewers. In addition, TBS ranked #2 in prime-time delivery of Adults 18-34 and Adults 18-49. Combined, TBS and TNT accounted for 10 of the top 15 movies on advertising-supported cable networks among Adults 18-49. Adult Swim also ranked #1 for the quarter in total day delivery of Adults 18-34, setting a new advertising-supported cable record in that demographic. Court TV posted its most-watched quarter ever with Adults 18-49, Adults 25-54 and Total Viewers in prime-time delivery.
At the 79th Annual Academy Awards, HBO won the Best Documentary Short Subject Oscar for The Blood of Yingzhou District. Picturehouse, HBO’s joint venture with New Line, earned three Academy Awards for Pan’s Labyrinth for Best Cinematography, Art Direction and Makeup. In addition, HBO garnered five 2007 George Foster Peabody Awards, and the Cartoon Network was honored with one.
PUBLISHING (Time Inc.)
Revenues decreased 1% ($15 million) to $1.0 billion, reflecting lower Other ($28 million) and Subscription ($5 million) revenues, offset partly by higher Advertising revenues ($16 million). The decrease in Other revenues was due primarily to declines at Synapse and Southern Living at Home. Advertising revenues benefited mainly from higher online advertising revenues ($17 million), led by People.com, CNNMoney.com and SI.com, as well as the timing of custom publishing revenues, offset partially by declines in print magazine advertising revenues. Included in Revenues was a $19 million favorable impact due to changes in foreign currency exchange rates.
Operating Income before Depreciation and Amortization declined 28% ($33 million) to $84 million, due primarily to higher restructuring charges ($23 million) and decreases at non-magazine businesses, particularly at Synapse, as well as declines at certain domestic magazines.
Operating Income decreased 49% ($36 million) to $38 million, reflecting a decline in Operating Income before Depreciation and Amortization.
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2007 industry-leading share of overall domestic advertising through March 31, exclusive of newspaper supplements and the properties that were sold in the first quarter of 2007, was 18.4%.

Real Simple ranked #2 on Adweek’s annual Hot List of Top 10 Magazines, while Time Inc. claimed three spots on the 2007 Hot List 10 under 50 (advertising revenue less than $50 million): People en Español (#5), Cottage Living (#6) and All You (#8).
The Magazine Publishers of America awarded its first ever “Website of the Year” award to Time Inc.’s Time.com in the business/news category, InStyle.com in the fashion category, EW.com in the entertainment/celebrity category and SI.com in the sports/enthusiast category.
On March 3, 2007, Time Inc. completed the sale of its Parenting Group and most of the Time4 Media titles, consisting of 18 smaller niche magazines, to a subsidiary of Bonnier AB, a Swedish media company.
On April 9, 2007, Time Inc. sold its 50% share of Bookspan, which owns and operates 40 book clubs in the U.S., to a subsidiary of Bertelsmann AG.
Consolidated Reported Net Income and Per Share Results
For the three months ended March 31, 2007, the Company reported Net Income of $1.2 billion, or $0.31 per diluted common share. This compares to Net Income in the prior year quarter of $1.5 billion, or $0.32 per diluted common share.
For the three months ended March 31, 2007, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $1.2 billion, or $0.30 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in the prior year quarter of $1.2 billion, or $0.26 per diluted common share.
Certain pretax items in the current year quarter affected comparability, including a gain of approximately $670 million from the sale of AOL’s Internet access business in Germany and $146 million in net investment gains related to the distribution of assets to the partners of Texas and Kansas City Cable Partners, L.P., offset partly by $163 million in net expenses related to securities litigation and government investigations.
Certain pretax items in the prior year quarter similarly affected comparability, including gains of $239 million from the sale of an investment in Time Warner Telecom Inc., $51 million from the sale of an investment in Canal Satellite Digital and $20 million from the sale of two aircraft, offset partially by $29 million in net expenses related to securities litigation and government investigations. The prior year quarter also included a $93 million tax benefit associated with the recognition of tax attribute carryforwards.
In aggregate, these items had the net effect of increasing the current year quarter’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $325 million (net of taxes), or $0.08 per diluted common share, and increasing the prior year quarter by $276 million (net of taxes), or $0.06 per diluted common share. Excluding such items, Income before Discontinued Operations and Cumulative Effect of Accounting Change declined, reflecting an increase in depreciation, amortization and interest expenses related to the Adelphia and Comcast transactions, offset in part by an increase in Adjusted Operating Income before Depreciation and Amortization. Excluding such items, Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change increased in the current year quarter compared to the prior year quarter, driven by a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase program.
Discontinued operations in 2007 and 2006 included the operating results of the Parenting Group, most of the Time4 Media magazine titles, The Progressive Farmer magazine, Leisure Arts, Inc., the Atlanta Braves franchise and certain non-core AOL wireless businesses. The 2006 discontinued operations also reflected the operating results of Time Warner Book Group and the Turner South network as well as cable systems transferred to Comcast in the Adelphia/Comcast transactions. Specifically, discontinued operations reflect

Revenues of $62 million and Net Income of $16 million for the first quarter of 2007 and $399 million and $255 million, respectively, for the prior year quarter.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today regarding its 2007 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, May 2, 2007. To listen to the call visit www.timewarner.com/investors or AOL Keyword: IR.

Information on Time Warner Cable’s Press Releases and Conference Call
Time Warner Cable Inc. issued separate releases today regarding its first-quarter 2007 results as well as its 2007 full-year business outlook.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, May 2, 2007. To listen to the call visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Jim Burtson (212) 484-8719
Keith Cocozza (212) 484-7482	Chris Clipper (212) 484-6297
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	March 31,	December 31,
	2007	2006
		(recast)
ASSETS

Current assets
Cash and equivalents	$1,041	$1,549
Restricted cash	18	29
Receivables, less allowances of $1,992 and $2,271	5,612	6,064
Inventories	1,951	1,907
Prepaid expenses and other current assets	974	1,136
Current assets of discontinued operations	84	166

Total current assets	9,680	10,851
Noncurrent inventories and film costs	5,396	5,394
Investments, including available-for-sale securities	2,143	3,426
Property, plant and equipment, net	17,215	16,718
Intangible assets subject to amortization, net	5,120	5,204
Intangible assets not subject to amortization	47,267	46,362
Goodwill	40,713	40,749
Other assets	2,302	2,389
Noncurrent assets of discontinued operations	374	576

Total assets	$130,210	$131,669

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,056	$1,357
Participations payable	1,980	2,049
Royalties and programming costs payable	1,221	1,215
Deferred revenue	1,482	1,434
Debt due within one year	61	64
Other current liabilities	4,941	6,508
Current liabilities of discontinued operations	156	153

Total current liabilities	10,897	12,780
Long-term debt	34,980	34,933
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	12,254	13,114
Deferred revenue	433	528
Other liabilities	7,036	5,462
Noncurrent liabilities of discontinued operations	106	124
Minority interests	4,156	4,039

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 18.8 and 18.8 million shares issued and outstanding	—	—
Time Warner common stock, $0.01 par value, 4.854 and 4.836 billion shares issued and 3.787 and 3.864 billion shares outstanding	49	48
Paid-in-capital	172,304	172,083
Treasury stock, at cost (1,067 and 972 million shares)	(21,169)	(19,140)
Accumulated other comprehensive loss, net	(33)	(136)
Accumulated deficit	(91,103)	(92,466)

Total shareholders’ equity	60,048	60,389

Total liabilities and shareholders’ equity	$130,210	$131,669

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31,
(Unaudited; millions, except per share amounts)

	2007	2006
		(recast)
Revenues:
Subscription	$6,239	$5,494
Advertising	1,932	1,749
Content	2,779	2,746
Other	234	249

Total revenues	11,184	10,238
Costs of revenues	(6,496)	(5,677)
Selling, general and administrative	(2,409)	(2,555)
Amortization of intangible assets	(177)	(129)
Amounts related to securities litigation and government investigations	(163)	(29)
Merger-related, restructuring and shutdown costs	(68)	(30)
Asset impairments	(1)	—
Gains on disposal of assets, net	670	22

Operating income	2,540	1,840
Interest expense, net	(551)	(299)
Other income, net	125	311
Minority interest expense, net	(130)	(71)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,984	1,781
Income tax provision	(797)	(598)

Income before discontinued operations and cumulative effect of accounting change	1,187	1,183
Discontinued operations, net of tax	16	255

Income before cumulative effect of accounting change	1,203	1,438
Cumulative effect of accounting change, net of tax	—	25

Net income	$1,203	$1,463

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.31	$0.26
Discontinued operations	—	0.06
Cumulative effect of accounting change	—	0.01

Basic net income per common share	$0.31	$0.33

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.30	$0.26
Discontinued operations	0.01	0.06
Cumulative effect of accounting change	—	—

Diluted net income per common share	$0.31	$0.32

Average basic common shares	3,839.5	4,499.5

Average diluted common shares	3,892.6	4,542.9

Cash dividends declared per share of common stock	$0.055	$0.05

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31,
(Unaudited, millions)

	2007	2006
		(recast)
OPERATIONS
Net income(a)	$1,203	$1,463
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(25)
Depreciation and amortization	1,078	778
Amortization of film costs	774	822
Asset impairments	1	—
Gain on investments and other assets, net	(831)	(309)
Equity in (income) losses of investee companies, net of cash distributions	30	(6)
Equity-based compensation	87	108
Minority interests	130	71
Deferred income taxes	712	432
Amounts related to securities litigation and government investigations	(388)	5
Changes in operating assets and liabilities, net of acquisitions	(1,456)	(856)
Adjustments relating to discontinued operations(a)	59	(136)

Cash provided by operations(b)	1,399	2,347

INVESTING ACTIVITIES
Investments in available-for-sale securities	(86)	—
Investments and acquisitions, net of cash acquired	(12)	(53)
Capital expenditures and product development costs	(914)	(754)
Capital expenditures from discontinued operations	—	(27)
Investment proceeds from available-for-sale securities	10	4
Other investment proceeds	1,142	807

Cash provided (used) by investing activities	140	(23)

FINANCING ACTIVITIES
Borrowings	2,182	1
Debt repayments	(2,112)	(226)
Proceeds from exercise of stock options	242	242
Excess tax benefit on stock options	30	32
Principal payments on capital leases	(18)	(23)
Repurchases of common stock	(2,089)	(3,936)
Dividends paid	(211)	(225)
Other	(71)	(24)

Cash used by financing activities	(2,047)	(4,159)

DECREASE IN CASH AND EQUIVALENTS	(508)	(1,835)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,549	4,220

CASH AND EQUIVALENTS AT END OF PERIOD	$1,041	$2,385

(a)	The three months ended March 31, 2007 and 2006 include net income from discontinued operations of $16 million and $255 million, respectively. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $75 million and $119 million for the three months ended March 31, 2007 and 2006, respectively.

(b)	The three months ended March 31, 2007 and 2006 include an approximate $2 million and $181 million source of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Three Months Ended March 31, 2007

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$542	$(1)	$—	$670	$1,211
Cable	1,307	—	—	—	1,307
Filmed Entertainment	332	—	—	—	332
Networks	937	—	—	—	937
Publishing	84	—	—	—	84
Corporate(b)	(105)	—	(163)	—	(268)
Intersegment elimination	15	—	—	—	15

Total	$3,112	$(1)	$(163)	$670	$3,618

Three Months Ended March 31, 2006
(Recast)

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$427	$—	$—	$2	$429
Cable	851	—	—	—	851
Filmed Entertainment	457	—	—	—	457
Networks	882	—	—	—	882
Publishing	117	—	—	—	117
Corporate(b)	(117)	—	(29)	20	(126)
Intersegment elimination	8	—	—	—	8

Total	$2,625	$—	$(29)	$22	$2,618

(a)	For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization includes a pretax gain of approximately $670 million related to the sale of AOL’s German Internet access business and a $1 million noncash asset impairment charge. For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization includes a $2 million gain related to the 2004 sale of Netscape Security Solutions (“NSS”).

(b)	For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization includes $152 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft, $50 million in legal reserves related to securities litigation and $21 million in net recoveries related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended March 31, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,211	$(105)	$(22)	$1,084
Cable	1,307	(649)	(79)	579
Filmed Entertainment	332	(35)	(54)	243
Networks	937	(74)	(3)	860
Publishing	84	(27)	(19)	38
Corporate(b)	(268)	(11)	—	(279)
Intersegment elimination	15	—	—	15

Total	$3,618	$(901)	$(177)	$2,540

Three Months Ended March 31, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$429	$(127)	$(37)	$265
Cable	851	(380)	(19)	452
Filmed Entertainment	457	(34)	(55)	368
Networks	882	(67)	(3)	812
Publishing	117	(28)	(15)	74
Corporate(b)	(126)	(13)	—	(139)
Intersegment elimination	8	—	—	8

Total	$2,618	$(649)	$(129)	$1,840

(a)	For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include a pretax gain of approximately $670 million related to the sale of AOL’s German Internet access business and a $1 million noncash asset impairment charge. For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $2 million gain related to the 2004 sale of NSS.

(b)	For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include $152 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $20 million gain on the sale of two aircraft, $50 million in legal reserves related to securities litigation and $21 million in net recoveries related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended
	3/31/07	3/31/06
		(recast)
Cash provided by operations	$1,399	$2,347
Less cash provided by discontinued operations:
Net income	(16)	(255)
Other changes	(59)	136

Cash provided by continuing operations	1,324	2,228
Add payments related to securities litigation and government investigations	551	24
Add excess tax benefits on stock options	30	32
Less capital expenditures and product development costs	(914)	(754)
Less principal payments on capital leases	(18)	(23)

Free Cash Flow(a)	$973	$1,507

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles (“GAAP”)) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DESCRIPTION OF BUSINESS, RECENT TRANSACTIONS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five reportable segments: AOL: consisting principally of interactive services; Cable: consisting principally of interests in cable systems that provide video, high-speed data and voice services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television networks; and Publishing: consisting principally of magazine publishing.
Changes in Basis of Presentation
The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, the Company has reflected certain magazines sold, including the Parenting Group, most of the Time4 Media magazine titles and The Progressive Farmer magazine, and certain businesses it intends to sell, including Leisure Arts, Inc., the Atlanta Braves franchise, and certain non-core AOL wireless businesses, as discontinued operations for all periods presented. Also included in discontinued operations for the three months ended March 31, 2006 are the operations of the systems transferred to Comcast in connection with the Adelphia/Comcast transactions, the Turner South network and Time Warner Book Group. The financial data for the discontinued operations for the three months ended March 31, 2007 and 2006 is as follows (millions, except per share amounts):

	Three Months Ended
	3/31/07	3/31/06
Total revenues	$62	$399

Pretax income (loss)	$(3)	$248
Income tax benefit	19	7

Net income	$16	$255

Basic net income per common share	$—	$0.06

Average basic common shares	3,839.5	4,499.5

Diluted net income per common share	$0.01	$0.06

Average basic diluted shares	3,892.6	4,542.9